EXHIBIT 1
INVESTMENT AGREEMENT
This Investment agreement is made as of June 11th, 2008.
BETWEEN:	Bridge Capital LLC, (“Bridge”), 12E Bolton Gardens, London, UK SW5 0AL

AND:	Pageant Holdings Ltd., (the “Investor”), Melcorpo Building, Loughlinstown Drive, Ballybrack, County Dublin, Ireland
1.	(a)	The Investor has agreed to invest $1 million in BodyTel Scientific Inc. in the form of a secured convertible loan note (the “note”) during the course of the week commencing June 9th.
(b)	In consideration of this, Bridge has agreed to transfer 6.3 million shares (the “BodyTel shares”) to an account nominated by the Investor from its total shareholding in BodyTel Scientific Inc.

(c)	Bridge undertakes and covenants to the investor that it shall not transfer or dispose of any shares, stock, security or other interest that it holds in BodyTel Scientific Inc. or any company affiliated with or related to BodyTel Scientific Inc. without the prior consent of the Investor. Bridge shall be released from the undertaking and covenant on conversion of the note in accordance with Section 4.1(b) of the note.
2.	(a)	In addition, the Investor has previously invested $1 million in Qnective Inc.
(b)	Bridge will own 49% of the total equity in Qnective Inc. once the option to acquire 100% of QPorter is exercised. In consideration of the above investment, Bridge has agreed to transfer 16.7% of its total shareholding (the “Qnective shares”) in Qnective Inc. to an account nominated by the Investor.
3.	Bridge warrants and represents to the investor that it and/or its nominees are the legal and beneficial owners of the BodyTel shares and the Qnective shares (together the “shares”), free from any encumbrance.

4.	Bridge shall transfer the legal and beneficial ownership of the shares free from any encumbrance to the Investor or any person nominated by the Investor.

5.	Bridge warrants and represents that (i) it has full power and authority to enter into and perform its obligation under the Agreement (ii) that the Agreement has been duly and validly executed and delivered by it and constitutes a legal, valid and binding obligation of Bridge enforceable against Bridge.

6.	This Agreement shall be governed by and construed in accordance with the laws of England.

ACCEPTANCE
The agreement above is hereby accepted by Bridge Capital LLC.
BRIDGE CAPITAL LLC
Per:	/s/ Michael Kang Michael Kang – Authorized Signatory

Per:	/s/ Francis Villena Francis Villena – Authorized Signatory
The agreement above is hereby accepted by Pageant Holdings Ltd.
Pageant Holdings Ltd.
Per:	/s/ Nick Furlong Nick Furlong – Authorized Signatory